Exhibit 21.1

                  THE CHARLES SCHWAB CORPORATION

                  Subsidiaries of the Registrant


Schwab Holdings, Inc., a Delaware corporation

  Charles Schwab & Co., Inc., a California corporation

    Charles Schwab (Hong Kong) Limited, a Hong Kong corporation

    Charles Schwab Limited, a United Kingdom corporation

Charles Schwab Investment Management, Inc., a Delaware corporation

Mayer & Schweitzer, Inc., a New Jersey corporation

The Charles Schwab Trust Company, a California corporation

Performance Technologies, Inc., a North Carolina corporation